Fund Name
Security Description

Trade Date
Affiliated Principal Underwriter
Executing Broker
Purchase Price
Shares/Par Amount

Global Dividend Opportunity Fund
Tortoise MLP Fund
07/27/10
Wells Fargo Securities
Morgan Stanley
$25.00
175,000

Global Dividend Opportunity Fund
Ares Capital
10/14/10
Wells Fargo Securities
Bank America/Merrill Lynch
$25.00
100,000